UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2007

FOSSIL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19848	75-2018505
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2280 N. Greenville Avenue
Richardson, Texas		75082
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 234-2525.

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02                                             Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously announced, the Board of Directors (the “Board”) of Fossil, Inc. (the “Company”) formed a committee made up of independent outside directors of the Board (the “Special Committee”) to voluntarily review the Company’s historical equity granting practices.  The Special Committee presented its final report to the Board on May 4, 2007.

As a result of the deficiencies identified by the Special Committee in the Company’s processes relating to its equity granting practices, the Company’s management is evaluating the appropriate accounting measurement dates to determine the amount of compensation charges and related tax impact that may be recorded against the consolidated financial statements previously filed by the Company with the Securities and Exchange Commission.  Although this evaluation is still in process, the Company estimates the cumulative pre-tax financial impact of recording additional compensation expense associated with equity grants from 1993 to 2006 to be up to approximately $16 million.  Based upon this preliminary estimate, the Company and its Audit Committee concluded that the cumulative impact for all prior periods would result in a restatement of the Company’s previously issued consolidated financial statements for fiscal years 2004 and 2005, for all fiscal quarters of 2005 and the first and second fiscal quarters of 2006.  However, because the evaluation is ongoing, the Company has not identified the amounts to be recorded in any specific periods.  Nevertheless, the Company and its Audit Committee concluded on May 4, 2007 the cumulative impact for all prior periods require that the Company’s consolidated financial statements for fiscal years 2004 and 2005 (together with the related reports from the Company’s independent registered public accounting firm), for all fiscal quarters of 2005 and for the first and second fiscal quarters of 2006, previously filed with the Securities and Exchange Commission, should not be relied upon.  The Company’s Audit Committee and members of the Company’s management have discussed the matters disclosed in this Item 4.02 with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

During the review of the Company’s historical equity granting practices by the Special Committee, the Company also determined that certain stock option grants previously identified as incentive stock options should have been treated as non-qualified stock options.  Accordingly, the Company is reviewing the accounting and tax implications related to this finding.

The Company is working diligently to (i) determine the precise amount of compensation expense that should be recorded relative to the revised measurement dates associated with certain stock option grants, (ii) determine the related tax consequences to the Company and its employees for those options that used an incorrect measurement date, (iii) identify other accounting adjustments that may be included in any restatement of prior periods, and (iv) file the Company’s quarterly report on Form 10-Q for the third quarter ended October 7, 2006 and the Company’s annual report on Form 10-K for the year ended January 6, 2007 with the Securities and Exchange Commission as soon as practicable.  Based on the foregoing, the Company does not expect that it will be in a position to file its report on Form 10-Q for the period ended April 7, 2007 in a timely manner.

The Company is evaluating the impact of the Special Committee’s review on its internal controls over financial reporting and on its disclosure controls and procedures.

A copy of the press release announcing the matters described herein is attached hereto as Exhibit 99.1.

Item 8.01               Other Events.

As previously announced, the Board formed the Special Committee to voluntarily review the Company’s historical equity granting practices.  On May 7, 2007, the Company issued a press release announcing that the Special Committee presented its final report on the voluntary review of the Company’s historical equity granting practices to the Board of Directors on May 4, 2007.  The Company also announced that its Board of Directors has adopted all the recommendations of the Special Committee.

The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

99.1         Press release dated May 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    May 9, 2007

FOSSIL, INC.

By:	/s/ Mike L. Kovar

Name:	Mike L. Kovar

Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 7, 2007.